Exhibit 99.1

BEACON COMPLETES DIVESTITURE OF SOLAR PRODUCTS BUSINESS

HERNDON, Va.— (BUSINESS WIRE)—December 1, 2021—Beacon (Nasdaq: BECN) announced today the completion of the sale of its solar products (“Solar Products”) business to BayWa r.e., a leading renewable energy developer, service supplier and systems provider globally and in the Americas.

Beacon’s Solar Products business consists of four dedicated and six shared branch locations where it distributes solar products, including photovoltaic panels, to both residential and commercial contractors. The business was part of the larger Allied Building Products acquisition in 2018. In the year ended September 30, 2021, Beacon Solar Products generated approximately $111 million in net sales, net income of $2.6 million and Adjusted EBITDA of $3.7 million.

“The divestiture of Solar Products is in line with our strategy to focus on our core exteriors customers,” stated Julian Francis, Beacon’s President and Chief Executive Officer. “BayWa r.e. is one of the most respected brands in the clean energy business and uniquely situated to provide the best service for our solar customers and the best opportunities for Beacon Solar employees. We also look forward to developing cross marketing and selling opportunities with BayWa r.e. to mutually benefit both companies in their respective markets.”

Boaz Soifer, Regional Director Solar Trade at BayWa r.e., stated, “The addition of several warehouses, a motivated and well-trained workforce, and new product offerings will boost our ability to deliver clean energy and home improvement solutions to our customers.”

Global Power Partners served as sole financial advisor to Beacon, and Sidley Austin LLP acted as legal advisor to Beacon on the transaction. Eversheds Sutherland (US) LLP served as legal advisor to BayWa r.e. on the transaction.

Please see the included financial table for a reconciliation of Solar Products Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 90,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their business with us online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

About BayWa r.e.

At BayWa r.e. we r.e.think energy -- how it is produced, stored and can be best used to enable the global renewable energy transition that is essential to the future of our planet. We are a leading global developer, service supplier, distributor and solutions provider and have brought over 4 GW of energy online and manage over 10 GW of assets. We are also an Independent Power Producer with an expanding energy trading business. BayWa r.e. works with businesses worldwide to provide tailored renewable solutions. Operating 100% carbon neutral, we are also committed to our own sustainability journey. Our shareholders are BayWa AG, a $19.6 billion global business, and Energy Infrastructure Partners, a leader in energy infrastructure investment. BayWa r.e. Solar Systems LLC is a leading U.S. distributor of top-tier solar and energy storage components and systems. For more information, visit http://solar-distribution.com.

Forward-Looking Statements

This press release contains information about management’s view of Beacon’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate", "estimate", "expect", "believe", "will likely result", "outlook", "project" and other words and expressions of similar meaning. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K. The forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by applicable law. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

INVESTOR CONTACT	MEDIA CONTACTS
Binit Sanghvi	Jennifer Lewis
Head of Investor Relations	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

Diana Carranza
BayWa r.e. Americas - Communications
Media.Americas@baywa-re.com
949-606-3227

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP. We present Solar Products Adjusted EBITDA as net income excluding the impact of income taxes and depreciation and amortization.

While we believe that this non-GAAP measure is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. This non-GAAP measure should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. This non-GAAP financial measure may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs are related. In addition, this non-GAAP financial measure may differ from similarly titled measures presented by other companies.

Solar Products Adjusted EBITDA

The following table presents a reconciliation of Solar Products net income, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for the year ended September 30, 2021 (in millions):

Year Ended September 30, 2021
(Unaudited)
Net income	$2.6
Income taxes	0.9
Depreciation and amortization	0.2
Adjusted EBITDA	$3.7